Filed Pursuant to Rule 424(b)(3)
                                                  Registration Number 333-103434


PROSPECTUS


                          KRISPY KREME DOUGHNUTS, INC.



                         628,825 Shares of Common Stock



     This prospectus relates to the offer and sale of an aggregate of 628,825 shares of the common stock of Krispy Kreme Doughnuts, Inc. by the selling shareholders listed under the heading "Selling Shareholders." These shares were originally issued by Krispy Kreme in connection with the acquisition by Krispy Kreme of Montana Mills Bread Co., Inc. which was completed on April 7, 2003.

     Krispy Kreme common stock is traded on The New York Stock Exchange under the symbol KKD. The last reported sale price of Krispy Kreme's common stock as reported by the New York Stock Exchange on May 5, 2003 was $31.81 per share.

                           ___________________________

     See "Risk Factors" for a discussion of certain factors which should be considered in an investment of securities offered hereby.

                           ___________________________


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                           ___________________________


                   The date of this prospectus is May 6, 2003.

                                TABLE OF CONTENTS

                                                                           Page

RISK FACTORS.................................................................1
USE OF PROCEEDS..............................................................6
SELLING SHAREHOLDERS.........................................................7
PLAN OF DISTRIBUTION.........................................................8
DESCRIPTION OF CAPITAL STOCK................................................9
LEGAL MATTERS...............................................................13
EXPERTS.....................................................................13
WHERE YOU CAN FIND MORE INFORMATION.........................................14


                           ___________________________


     You should rely only on the information contained or incorporated by reference in this prospectus or to which Krispy Kreme has referred you. Neither Krispy Kreme nor the selling shareholders have authorized anyone to provide you with information that is different. This prospectus may be used only where it is legal to sell these securities. The information contained or incorporated by reference in this prospectus may be accurate only on the date of this prospectus.

     This prospectus contains certain forward-looking statements regarding Krispy Kreme's future financial condition and results of operations and its business operations. These statements involve risks, uncertainties and assumptions, including industry and economic conditions and customer actions and the other factors discussed in this prospectus (including under the caption "Risk Factors") and in Krispy Kreme's filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. The words "expect," "estimate," "anticipate," "predict" and similar expressions are intended to identify forward-looking statements.

                                  RISK FACTORS

     You should carefully consider the risks and uncertainties described below and all other information contained in this prospectus before deciding to purchase shares of Krispy Kreme's common stock.

Risk Relating To The Business, Finances And Operations Of Krispy Kreme

Krispy Kreme's growth strategy depends on opening new Krispy Kreme stores, both domestically and internationally. Krispy Kreme's ability to expand its store base is influenced by factors beyond its control, which may slow store development and impair its strategy.

     Krispy Kreme's growth strategy includes, among other things, opening additional stores, both domestically and internationally. The opening and success of these stores is dependent in part on a number of factors, which neither Krispy Kreme nor its franchisees can control. If Krispy Kreme is not able to address these factors successfully, it may not be able to expand at the rate currently contemplated by its strategy.

If Krispy Kreme's franchisees cannot develop or finance new stores or build them on suitable sites, its growth and success will be impeded.

     Krispy Kreme's business is dependent upon Krispy Kreme's franchisees developing new franchised stores. Krispy Kreme's franchisees consist of associates who operate under Krispy Kreme's original franchising program developed in the 1940s and area developers who operate under Krispy Kreme's franchising program developed in the mid-1990s. Krispy Kreme anticipates most new store growth of Krispy Kreme stores will be from area developers. Although associates have the exclusive rights to develop their assigned geographic territories, most are not contractually obligated to develop additional stores. Area developers are generally required under development agreements they enter into with Krispy Kreme to develop a predetermined number of stores in their areas over the term of their development agreements. Area developers may not have access to the financial resources that they need to open the stores required by their development schedules or may be unable to find suitable sites on which to develop them. They may not be able to negotiate acceptable lease or purchase terms for the sites, obtain the necessary permits and approvals or meet construction schedules. Any of these problems could slow Krispy Kreme's growth, impair its strategy and reduce its franchise revenues.

If Krispy Kreme's franchisees cannot open new stores on schedule, Krispy Kreme's growth and success will be impeded.

     Delays in store openings could adversely affect Krispy Kreme's future operations by slowing new store growth, which may in turn reduce its franchise revenues and Krispy Kreme Manufacturing and Distribution ("KKM&D") revenues. Most area development agreements specify a schedule for opening stores in the territory covered by the agreement. These schedules form the basis for Krispy Kreme's expectations regarding the number and timing of new Krispy Kreme store openings. In the past, Krispy Kreme has agreed to extend or modify development schedules for certain area developers, and may do so in the future.

Krispy Kreme may be harmed by actions taken by its franchisees that are outside of Krispy Kreme's control.

     Area developers and associates are generally independent contractors and are not Krispy Kreme employees. Krispy Kreme provides training and support to area developers and associates, but the quality of franchised store operations may be diminished by any number of factors beyond Krispy Kreme's control. Consequently, area developers and associates may not successfully operate stores in a manner consistent with Krispy Kreme's standards and requirements or may not hire and train qualified managers and other store personnel. If they do not, Krispy Kreme's image and reputation may suffer and systemwide sales could decline.

Krispy Kreme is the exclusive supplier of doughnut mixes, other key ingredients and flavors to all Krispy Kreme stores. If Krispy Kreme has any problems supplying these ingredients, its stores' ability to make doughnuts will be negatively affected.

     Krispy Kreme is the exclusive supplier of doughnut mixes and other key ingredients and flavors to all of Krispy Kreme's company-owned and franchised stores. If Krispy Kreme's business expands according to Krispy Kreme's growth strategy, it will require additional capacity to produce Krispy Kreme's doughnut mixes and other ingredients. In addition, as Krispy Kreme's business continues to expand on the West Coast and in other geographic areas, both domestic and international, which are located at greater distances from Krispy Kreme's manufacturing facilities in Winston-Salem, North Carolina and Effingham, Illinois, it may incur greater costs in supplying its doughnut mixes and other ingredients to these areas and may need to establish one or more additional manufacturing plants. Although Krispy Kreme has a backup source to manufacture its doughnut mixes in the event of the loss of its Winston-Salem and Effingham plants, these backup facilities do not regularly produce its doughnut mixes. Any interruption of existing or planned production capacity at Krispy Kreme's manufacturing plants could impede its ability or that of its franchisees to make doughnuts. In addition, because Krispy Kreme generally enters into long-term purchase agreements with its suppliers, in the event that any of these relationships terminate unexpectedly, even where it has multiple suppliers for the same ingredient, Krispy Kreme may not be able to obtain adequate quantities of the same high-quality ingredient at competitive prices.

Krispy Kreme is the only manufacturer of its doughnut-making equipment. If Krispy Kreme has any problems producing this equipment, Krispy Kreme's stores' ability to make doughnuts will be negatively affected.

     Krispy Kreme manufactures its custom doughnut-making equipment in one facility in Winston-Salem, North Carolina. Although Krispy Kreme has limited backup sources for the production of its equipment, obtaining new equipment quickly in the event of the loss of Krispy Kreme's Winston-Salem plant would be difficult and would jeopardize Krispy Kreme's ability to supply equipment to new stores or new parts for the maintenance of existing equipment in established stores on a timely basis.

Any interruption in the delivery of glaze flavoring from Krispy Kreme's only supplier could impair Krispy Kreme's ability to make its top product.

     Krispy Kreme is dependent on a sole supplier for its glaze flavoring. Although Krispy Kreme is in the process of identifying an alternative source to produce its glaze flavoring, it has not entered into an arrangement with such a source, and any interruption in the distribution from its current supplier could affect Krispy Kreme's ability to produce its signature Hot Original Glazed.

Krispy Kreme is subject to franchise laws and regulations that govern its status as a franchisor and regulate some aspects of its franchisee relationships. Krispy Kreme's ability to develop new franchised stores and to enforce contractual rights against franchisees may be adversely affected by these laws and regulations, which could cause Krispy Kreme's franchise revenues to decline and adversely affect Krispy Kreme's growth strategy.

     Krispy Kreme, as a franchisor, is subject to both regulation by the Federal Trade Commission and state laws regulating the offer and sale of franchises. Krispy Kreme's failure to obtain or maintain approvals to sell franchises would cause it to lose franchise revenues and KKM&D revenues. If Krispy Kreme is unable to sell new franchises, its growth strategy will be significantly harmed. In addition, state laws that regulate substantive aspects of Krispy Kreme's relationships with franchisees may limit its ability to terminate or otherwise resolve conflicts with its franchisees. Because Krispy Kreme plans to grow primarily through franchising, any impairment of its ability to develop new franchised stores will negatively affect Krispy Kreme and its growth strategy more than if it planned to develop additional company stores.

Krispy Kreme's quarterly results may fluctuate and could fall below expectations of securities analysts and investors due to seasonality and other factors, resulting in a decline in Krispy Kreme's stock price.

     Krispy Kreme's quarterly and annual results have varied in the past, and it believes that its quarterly operating results will vary in the future. For this reason, you should not rely upon Krispy Kreme's quarterly operating results as indications of future performance. In some future periods, Krispy Kreme's operating results may fall below the expectations of securities analysts and investors. This could cause the trading price of Krispy Kreme's common stock, or the trading price of warrants to purchase Krispy Kreme's common stock, to fall. Factors such as seasonality, weather, power availability and unanticipated increases in labor, commodity, energy, insurance or other operating costs may cause Krispy Kreme's quarterly results to fluctuate.

You should not rely on Krispy Kreme's comparable store sales as an indication of its future results of operations because they may fluctuate significantly.

     A number of factors have historically affected, and will continue to affect, Krispy Kreme's comparable store sales results, including, among other factors:

     o    Unusually strong initial sales performance by new stores

     o    Competition

     o    General regional and national economic conditions

     o    Consumer trends

     o    Adverse weather conditions

     o    Krispy Kreme's ability to execute its business strategy effectively

     It is not reasonable to expect Krispy Kreme's comparable store sales to increase at rates achieved over the past several years. Changes in Krispy Kreme's comparable store sales results could cause the price of its common stock to fluctuate substantially.

Krispy Kreme's failure or inability to enforce its trademarks could adversely affect the value of its brands.

     Krispy Kreme owns certain common law trademark rights and a number of federal trademark and service mark registrations. Krispy Kreme believes that its trademarks, including the Montana Mills trademarks acquired in the merger, and other proprietary rights are important to its success and its competitive position. Krispy Kreme, therefore, devotes appropriate resources to the protection of its trademarks and proprietary rights. The protective actions that it takes, however, may not be enough to prevent imitation by others, which might harm Krispy Kreme's image or Krispy Kreme's brand position. Although Krispy Kreme is not aware of anyone else who is using "Krispy Kreme," "Hot Original Glazed" or "Hot Doughnuts Now" as a trademark or service mark, Krispy Kreme is aware that some businesses are using "Krispy" or a phonetic equivalent as part of a trademark or service mark associated with retail doughnut stores. Krispy Kreme believes that, in the instances where "Krispy" or a phonetic equivalent is used, it has superior rights and is taking the necessary legal actions. There may, however, be similar uses of which Krispy Kreme is unaware and which could arise from prior users. These uses could limit Krispy Kreme's operations and possibly cause it to incur litigation costs, or pay damages or licensing fees to a prior user or registrant of similar intellectual property.

Risks Relating To The Food Service Industry

The food service industry is affected by consumer preferences and perceptions. Changes in these preferences and perceptions may lessen the demand for Krispy Kreme's doughnuts, which would reduce sales and harm Krispy Kreme's business.

     Food service businesses are often affected by changes in consumer tastes; national, regional and local economic conditions; and demographic trends. Individual store performance may be adversely affected by traffic patterns, the cost and availability of labor, purchasing power, availability of products and the type, number and location of competing stores. Krispy Kreme's sales could also be affected by changing consumer tastes -- for instance, if prevailing health or dietary preferences cause consumers to avoid doughnuts or bread products generally in favor of foods that are perceived as more healthy. Moreover, because Krispy Kreme is primarily dependent on a single product, if consumer demand for doughnuts should decrease, Krispy Kreme's business would suffer more than if it had a more diversified menu, as many food service businesses do.

The food service industry is affected by litigation and publicity concerning food quality, health and other issues, which can cause customers to avoid Krispy Kreme's products and result in liabilities.

     Food service businesses can be adversely affected by litigation and complaints from customers or government authorities resulting from food quality, illness, injury or other health concerns or operating issues stemming from one store or a limited number of stores, including stores operated by Krispy Kreme's franchisees. Adverse publicity about these allegations may negatively affect Krispy Kreme and its franchisees, regardless of whether the allegations are true, by discouraging customers from buying Krispy Kreme's products. Because one of Krispy Kreme's competitive strengths is the taste and quality of its doughnuts, adverse publicity relating to food quality or other similar concerns affect it more than it would food service businesses that compete primarily on other factors. Krispy Kreme could also incur significant liabilities if a lawsuit or claim results in a decision against it, or litigation costs regardless of the result.

Krispy Kreme's success depends on its ability to compete with many food service businesses.

     Krispy Kreme competes with many well-established food service companies. At the retail level, it competes with other doughnut retailers and bakeries, specialty coffee retailers, bagel shops, fast-food restaurants, delicatessens, take-out food service companies, supermarkets and convenience stores. At the wholesale level, it competes primarily with grocery store bakeries, packaged snack foods and vending machine dispensers of snack foods. Aggressive pricing by Krispy Kreme's competitors or the entrance of new competitors into its markets could reduce Krispy Kreme's stores' sales and profit margins. Moreover, many of Krispy Kreme's competitors offer consumers a wider range of products. Many of Krispy Kreme's competitors or potential competitors have substantially greater financial and other resources than it does which may allow them to react to changes in pricing, marketing and the quick service restaurant industry better than Krispy Kreme can. As competitors expand their operations, Krispy Kreme expects competition to intensify. In addition, the start-up costs associated with retail doughnut and similar food service establishments are not a significant impediment to entry into the retail doughnut business. Krispy Kreme also competes with other employers in its markets for hourly workers and may be subject to higher labor costs.

                                USE OF PROCEEDS

     Krispy Kreme will not receive any of the proceeds from the sale of shares by the selling shareholders. All of the proceeds from the sale of shares of common stock by the selling shareholders will be received by the selling shareholders.

                              SELLING SHAREHOLDERS

     The following table shows information regarding ownership of the shares of common stock held by the selling shareholders. These shares were issued by Krispy Kreme in connection with the acquisition by Krispy Kreme of Montana Mills Bread Co., Inc. which was consummated on April 7, 2003. Prior to the consummation of the acquisition, Eugene O'Donovan served as President and Chief Executive Officer of Montana Mills and Susan O'Donovan served as Executive Vice President and Secretary of Montana Mills. Following the merger, Mr. O'Donovan serves as President of Montana Mills and Ms. O'Donovan serves as Principal Baker of Montana Mills. Mr. and Ms. O'Donovan are husband and wife.



                                               Number of Shares of                             Number of Shares
                                                   Common Stock                                of Common Stock
Name                                            Beneficially Owned      Percent of Class      Registered hereby
Eugene O'Donovan(1)                                  350,086                    *                  350,086
Eugene O'Donovan Grantor Retained Annuity             36,024                    *                   36,024
   Trust
Susan O'Donovan(2)                                   205,491                    *                  205,491
Susan O'Donovan Grantor Retained Annuity              36,024                    *                   36,024
   Trust
David E. Klein                                         8,705(3)                 *                   1,200


* Less than 1%.
--------------------------------------------------------------------------------

(1) Mr. O'Donovan disclaims beneficial ownership of the 36,024 shares held by the Eugene O'Donovan Grantor Retained Annuity Trust, the 205,491 shares held by Susan O'Donovan, Mr. O'Donovan's spouse and the 36,024 shares held by the Susan O'Donovan Grantor Retained Annuity Trust.
(2) Ms. O'Donovan disclaims beneficial ownership of the 351,286 shares held by Eugene O'Donovan, Ms. O'Donovan's spouse, the 36,024 shares held by the Eugene O'Donovan Grantor Retained Annuity Trust and the 36,024 shares held by the Susan O'Donovan Grantor Retained Annuity Trust.
(3)    Includes 7,505 shares issuable upon the exercise of stock options.

                              PLAN OF DISTRIBUTION

     All of the shares offered hereby may be sold from time to time by the selling shareholders or by their registered assigns. The shares offered hereby may be sold by one or more of the following methods: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may purchase and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(d) privately negotiated transactions; and (e) face-to-face transactions between sellers and purchasers without a broker-dealer.

     The selling shareholders may be deemed to be statutory underwriters under the Securities Act. Also any broker-dealers who act in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act.

     In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the selling shareholders in amounts to be negotiated by the selling shareholders. The selling shareholders may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling shareholders (including in connection with the distribution of the common stock by such broker-dealers). The selling shareholders may also engage in short sales of the common stock and may enter into option or other transactions with broker-dealers that involve the delivery of the common stock to the broker-dealers, who may then resell or otherwise transfer such common stock. Such broker-dealers and any other participating broker-dealers may, in connection with such sales, be deemed to be underwriters within the meaning of the Securities Act. Any discounts or commissions received by any such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act.

     The selling shareholders may also sell shares in accordance with Rule 144 of the Securities Act, if Rule 144 is then available.

     In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed broker-dealers.

     Krispy Kreme will pay all of the expenses incident to the filing of this registration statement, estimated to be $13,000. These expenses include legal and accounting fees in connection with the preparation of the registration statement of which this prospectus is a part, legal and other fees in connection with the qualification of the sale of the shares under the laws of certain states (if any), registration and filing fees and other expenses. The selling shareholders will pay all other expenses incident to the offering and sale of the shares to the public, including commissions and discounts of underwriters, brokers, dealers or agents, if any.

                          DESCRIPTION OF CAPITAL STOCK

     Krispy Kreme's articles of incorporation authorize the issuance of up to 300,000,000 shares of common stock and 10,000,000 shares of preferred stock, the rights and preferences of which may be established from time to time by its board of directors.

Common Stock

     Holders of Krispy Kreme common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Thus, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably any dividends that may be declared by the board of directors out of funds legally available for dividends, subject to any preferential dividend rights of outstanding preferred stock. If Krispy Kreme liquidates, dissolves or winds up, the holders of common stock are entitled to receive ratably all of its assets available after payment of all debts and other liabilities, subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights or any rights to share in any sinking fund. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Krispy Kreme may designate and issue in the future.

     Krispy Kreme's common stock trades on the New York Stock Exchange under the symbol KKD. Branch Banking and Trust Company is the transfer agent and registrar for Krispy Kreme common stock.

Preferred Stock

     Krispy Kreme's articles of incorporation authorize the issuance of up to 10,000,000 shares of preferred stock from time to time in one or more series and with terms of each series stated in its board's resolutions providing for the designation and issue of that series. Its articles also authorize the board of directors to determine the dividend, voting, conversion, redemption and liquidation preferences, rights, privileges and limitations pertaining to each series of preferred stock that it issues. Subject to applicable stock exchange rules, without seeking any shareholder approval, its board of directors may issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of its common stock and could have the effect of delaying, deferring or preventing a change in control. Other than the issuance of the series of preferred stock previously authorized by the board of directors in connection with the shareholder rights plan described below, Krispy Kreme has no present plans to issue any shares of preferred stock.

Warrants To Purchase Common Stock

     On April 7, 2003, Krispy Kreme acquired Montana Mills in a merger transaction. In connection with the merger, the outstanding publicly traded warrants to purchase Montana Mills common stock became exercisable for the number of shares of Krispy Kreme common stock and at an exercise price per share determined using the merger exchange ratio (0.1501 shares of Krispy Kreme common stock for each share of Montana Mills common stock plus cash in lieu of fractional shares) in accordance with a warrant agreement between Montana Mills and Continental Stock Transfer & Trust Company, as warrant agent. These warrants will be redeemable by Krispy Kreme if its common stock trades at 200% of the exercise price of the warrants for at least 20 consecutive trading days and holders of the warrants are provided with at least 30 days notice of redemption. These warrants expire if not exercised prior to June 27, 2007.

     These warrants are listed on the American Stock Exchange under the symbol MMX.WS. Continental Stock Transfer & Trust Company currently serves as warrant agent for these warrants. The exercise price and number of shares of Krispy Kreme common stock or other securities issuable upon the exercise of these warrants are subject to adjustment to protect against dilution if Krispy Kreme issues a stock dividend or conducts a stock split, recapitalization, reorganization, merger or consolidation or other similar event. Krispy Kreme cannot assure you that the market price of its common stock will exceed the exercise price of these warrants at any time during the period in which they are exercisable. These warrants do not give a holder any dividend, voting, preemptive or any other rights Krispy Kreme shareholders may have.

Anti-Takeover Provisions of Krispy Kreme's Articles of Incorporation, Bylaws and Shareholder Rights Plan

     The rights of Krispy Kreme's shareholders are governed by provisions in its articles of incorporation, bylaws and shareholder rights plan that may affect any attempted change in control. Krispy Kreme's articles of incorporation opt it out of some provisions of North Carolina law that would otherwise affect attempted changes in control of Krispy Kreme.

Classification Of Directors

     Krispy Kreme's bylaws provide that its board of directors consists of not more than 15 nor less than nine members. The board of directors has the power to set the authorized number of directors by majority vote of the whole board within those limits. The board currently consists of nine directors, two of whom are employed by Krispy Kreme. Krispy Kreme's bylaws also divide the board into three classes serving staggered three-year terms. The classification of directors could prevent a shareholder, or group of shareholders, having majority voting power, from obtaining control of the board until the second annual shareholders' meeting following the date that the shareholder, or group of shareholders, obtains majority voting power. Thus, this provision may discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of Krispy Kreme.

Advance Notice Provisions

     Krispy Kreme's bylaws provide that shareholders must provide timely notice in writing to bring business before an annual meeting of shareholders or to nominate candidates for election as directors at an annual meeting of shareholders. Notice for an annual meeting is timely if the Secretary receives the written notice not less than 40 days prior to the scheduled annual meeting. If less than 50 days' notice of the meeting is given or made by Krispy Kreme to the shareholders, a shareholder's notice will be timely if received by the Secretary on the tenth day following the date such notice was given or made. The bylaws also specify the form and content of a shareholder's notice. These provisions may prevent shareholders from bringing matters before an annual meeting of shareholders or from making nominations for directors at an annual meeting of shareholders.

Shareholder Rights Plan

     Krispy Kreme's board of directors has declared a dividend of one preferred share purchase right for each share of Krispy Kreme common stock. Each share purchase right entitles the registered holder to purchase from Krispy Kreme one one-hundredth (1/100) of a share of Krispy Kreme Series A Participating Cumulative Preferred Stock at a price of $96.00 per one one-hundredth of a Series A preferred share. The exercise price and the number of Series A preferred shares issuable upon exercise are subject to adjustment from time to time to prevent dilution. The share purchase rights are not exercisable until the earlier to occur of (1) 10 days following a public announcement that a person or group of affiliated or associated persons -- referred to as an acquiring person -- have acquired beneficial ownership of 15% or more of its outstanding common stock or (2) 10 business days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer which would result in an acquiring person beneficially owning 15% or more of its outstanding shares of common stock. If Krispy Kreme is acquired in a merger or other business combination, or if 50% or more of its consolidated assets or earning power is sold after a person or group has become an acquiring person, proper provision will be made so that each holder of a share purchase right -- other than share purchase rights beneficially owned by the acquiring person, which will thereafter be void -- will have the right to receive, upon exercise of the share purchase right at the then current exercise price, the number of shares of common stock of the acquiring company which at the time of the transaction have a market value of two times the share purchase right exercise price. If any person or group becomes an acquiring person, proper provision shall be made so that each holder of a share purchase right -- other than share purchase rights beneficially owned by the acquiring person, which will thereafter be void -- will have the right to receive upon exercise, and without paying the exercise price, the number of shares of Krispy Kreme common stock with a market value equal to the share purchase right exercise price. Series A preferred shares purchasable upon exercise of the share purchase rights will not be redeemable. Each Series A preferred share will be entitled to a minimum preferential dividend payment of $1.00 per share and will be entitled to an aggregate dividend of 100 times the dividend declared per share of common stock. In the event Krispy Kreme liquidates, the holders of the Series A preferred shares will be entitled to a minimum preferential liquidation payment of $1.00 per share but will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each Series A preferred share will have 100 votes, voting together with the shares of common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each Series A preferred share will be entitled to receive 100 times the amount received per share of common stock. These rights are protected by customary antidilution provisions. Before the date the share purchase rights are exercisable, the share purchase rights may not be detached or transferred separately from the common stock. The share purchase rights will expire on January 18, 2010, unless that expiration date is extended or unless the share purchase rights are redeemed or exchanged by Krispy Kreme. At any time before an acquiring person acquires beneficial ownership of 15% or more of Krispy Kreme's outstanding common stock, its board of directors may redeem the share purchase rights in whole, but not in part, at a price of $.001 per share purchase right. Immediately upon any share purchase rights redemption, the exercise rights terminate, and the holders will only be entitled to receive the redemption price. A more detailed description and terms of the share purchase rights are set forth in a rights agreement between Krispy Kreme and Branch Banking and Trust Company, as rights agent. This rights agreement could have the effect of discouraging tender offers or other transactions that might otherwise result in Krispy Kreme shareholders receiving a premium over the market price for their common stock.

Director Removal And Vacancies

     A director may be removed only with cause by the vote of the holders of a two-thirds majority of the shares entitled to vote for the election of directors. Krispy Kreme's bylaws generally provide that any board vacancy may be filled by a majority of the remaining directors, even if less than a quorum, which is normally a majority of the authorized number of directors.

Ability To Consider Other Constituencies

     Krispy Kreme's articles of incorporation permit its board of directors, in determining what is believed to be in the best interest of Krispy Kreme, to consider the interests of its employees, customers, suppliers and creditors, the communities in which its offices or other facilities are located and all other factors its directors may consider pertinent, in addition to considering the effects of any actions on Krispy Kreme and its shareholders. Pursuant to this provision, its board of directors may consider many judgmental or subjective factors affecting a proposal, including certain nonfinancial matters. On the basis of these considerations, its board may oppose a business combination or other transaction which, viewed exclusively from a financial perspective, might be attractive to some, or even a majority, of its shareholders.

Indemnification And Limitations On Liability Of Directors And Officers

     Krispy Kreme's bylaws provide for indemnification of directors to the fullest extent permitted by North Carolina law. The articles of incorporation, to the extent permitted by North Carolina law, eliminate or limit the personal liability of directors to Krispy Kreme and its shareholders for monetary damages for breach of the duty of care. Such indemnification may be available for liabilities arising in connection with this offering. To the extent that limitation of liability or indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling Krispy Kreme under the foregoing provisions, Krispy Kreme has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Krispy Kreme's bylaws also allow it to indemnify its officers, employees, agents and other persons to the fullest extent permitted by North Carolina law. Krispy Kreme's bylaws obligate Krispy Kreme, under certain circumstances, to advance expenses to its directors, officers, employees and agents in defending an action, suit or proceeding for which indemnification may be sought. Krispy Kreme can also indemnify someone serving at its request as a director, officer, trustee, partner, employee or agent of one of its subsidiaries or of any other organization against these liabilities. Krispy Kreme's bylaws also provide that it has the power to purchase and maintain insurance on behalf of any person who is or was one of its directors, officers, employees or agents against any liability asserted against that person or incurred by that person in these capacities, whether or not it would have the power to indemnify that person against these liabilities under North Carolina law. Krispy Kreme maintains insurance on behalf of all of its directors and executive officers.

                                  LEGAL MATTERS

     Certain legal matters with respect to the validity of the common stock offered hereby have been passed upon for Krispy Kreme by Kilpatrick Stockton LLP, Winston-Salem, North Carolina. Cahill Gordon & Reindel, New York, New York is acting as counsel for Krispy Kreme in connection with certain legal matters relating to the common stock offered hereby.

                                    EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended February 2, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

     Krispy Kreme files annual, quarterly and special reports, proxy statements and other information with the Commission. You can receive copies of such reports, proxy and information statements, and other information, at prescribed rates, from the Commission by addressing written requests to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants such as us, that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.

     This prospectus is part of a post-effective amendment on Form S-3 to a registration statement on Form S-4 filed by Krispy Kreme with the Commission to register with the Commission the Krispy Kreme common stock to be issued to certain Montana Mills stockholders in connection with the merger. This prospectus does not include all of the information contained in the registration statement. For further information about Krispy Kreme and the securities offered in this prospectus, you should review the registration statement and the information incorporated by reference therein. You can inspect or copy the registration statement, at prescribed rates, at the Commission's public reference facilities at the address listed above.

     The Commission allows Krispy Kreme to "incorporate by reference" information into the prospectus, which means that Krispy Kreme can disclose important information to you by referring you to those documents filed separately with the Commission. The information incorporated by reference is considered part of this prospectus, and information that Krispy Kreme files later with the Commission will automatically update and supersede this information.

     This prospectus incorporates by reference the documents listed below that Krispy Kreme previously filed with the Commission. Krispy Kreme's Commission file number is 001-16485. These documents contain important information about Krispy Kreme and its finances:

  KRISPY KREME'S SEC FILINGS                 PERIOD
------------------------------   -----------------------------------------------
  Annual Report on Form 10-K`     Fiscal year ended February 2, 2003
  Current Reports on Form 8-K     Filed with the Commission on February 10, 2003
                                  and April 7, 2003

     Krispy Kreme also incorporates by reference additional documents that it may file with the Commission between the date of this prospectus and the completion of the resale by the selling shareholders. These additional documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. Upon request, Krispy Kreme will provide without charge to each person to whom a prospectus is delivered, including any beneficial owner, a copy of any or all of the information that has been incorporated by reference in this prospectus. If you would like to obtain this information from Krispy Kreme, please direct your request, either in writing or by telephone, to the Chief Financial Officer, Krispy Kreme Doughnuts, Inc., 370 Knollwood Street, Suite 500, Winston-Salem, North Carolina 27103, telephone number (336) 725-2981.

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                          Krispy Kreme Doughnuts, Inc.

                                  Common Stock





                                 _______________

                                   PROSPECTUS
                                ________________


















                                   May 6, 2003





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